Exhibit 99.1

FOR IMMEDIATE RELEASE

Cole Capital® Announces Cole Credit Property Trust IV, Inc.
Estimated Per Share Value of $9.92

Phoenix, AZ, November 14, 2016 - The Board of Directors (the “Board”) of Cole Credit Property Trust IV, Inc. (“CCPT IV” or the “Company”), a publicly registered non-listed real estate investment trust (“REIT”) focused on investing in high-quality, income-producing necessity retail properties, net leased to creditworthy tenants under long-term leases, today announced an estimated per share net asset value (“NAV”) of the Company’s common stock of $9.92 as of September 30, 2016. This represents an increase over the previous per share value determined by the Board of $9.70 as of August 31, 2015, which was the first valuation that the Company had conducted.

“CCPT IV continues to perform well with its net-leased single-tenant assets and anchored shopping centers,” said Thomas W. Roberts, Chief Executive Officer and President of CCPT IV. “Based on the portfolio’s overall credit quality, diversification and tenant roster, we believe that CCPT IV is well-positioned in today’s real estate market as we continue to work to maximize its value on behalf of our stockholders.”

Estimated Per Share NAV
The Company engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent global advisory and corporate finance consulting firm that specializes in providing real estate valuation services, to assist the Board with determining an estimated per share NAV and a valuation range of CCPT IV. Using the NAV Methodology, Duff & Phelps arrived at a valuation range of $9.40 to $10.47 per share. The estimated per share NAV of $9.92, which is the approximate mid-point of the valuation range from Duff & Phelps, was determined and approved by the Board based on the recommendation of its valuation committee, which is comprised solely of independent directors, including the independent Chairman of the Board. The Board is ultimately and solely responsible for the establishment of the estimated per share NAV.

The estimated per share NAV was based upon the estimated market value of CCPT IV’s assets, less the estimated market value of the Company’s liabilities, divided by the total shares outstanding, and was performed in accordance with the valuation guidelines established by the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs. The estimated per share NAV does not reflect any “portfolio premium,” nor does it reflect an enterprise value for the Company. The Board intends to determine an updated estimated per share NAV on at least an annual basis.

To date, CCPT IV has paid 55 consecutive monthly distributions to its stockholders, with a current distribution rate equal to an annualized amount of $0.625 per share, and expects to continue to pay a monthly distribution at the current rate going forward.

About Cole Credit Property Trust IV, Inc.
CCPT IV is a public, non-listed REIT formed in 2012 that invests in income-producing retail commercial real estate primarily leased to creditworthy tenants under long-term, net leases. CCPT IV seeks to provide access to high-quality retail real estate assets, providing the potential for current income, reduced portfolio volatility and capital appreciation for its stockholders.

About Cole Capital®
Cole Capital is the investment management business of VEREIT, Inc. As an industry leading non-listed REIT sponsor, Cole Capital creates innovative net lease real estate products that serve individual investors and financial professionals. Cole Capital’s business model is built upon the simple objective of collecting rent from some of the biggest corporations in America and passing it on as a stream of distributions to investors. Additional information about Cole Capital and its products can be found on its website at www.colecapital.com.

Forward Looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated per share NAV of the Company’s common stock, the Company’s intent to continue to pay a monthly distribution at the current rate and the Company’s ability to maximize the value of the Company’s portfolio. Duff & Phelps relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Duff & Phelps’ valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by the Company’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the U.S. Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events occurring after the Company’s determination of an estimated per share NAV may cause the value of, and returns on, the Company’s investments to be less than those used for purposes of determining the Company’s estimated per share NAV.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | pchapman@rubenstein.com

John Bacon, Senior Vice President, Corporate Communications
VEREIT, Inc.
602.778.6057 | jbacon@VEREIT.com